VALHI ANNOUNCES ONE-FOR-TWELVE REVERSE STOCK SPLIT,
QUARTERLY CASH DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 28, 2020 . . . Valhi, Inc. (NYSE:  VHI) announced that at its annual stockholder meeting held today, its stockholders approved a reverse stock split of the company’s common stock and that, following the stockholder approval, its board of directors established a reverse stock split ratio of 1-for-12.  The reverse stock split is expected to occur on June 1, 2020, with trading to begin on a split-adjusted basis on the New York Stock Exchange (NYSE) at the market open on June 2, 2020.  Trading in the common stock will continue on the NYSE under the symbol “VHI” but the security will be assigned a new CUSIP number.

No fractional shares will be issued in connection with the reverse stock split. Stockholders otherwise entitled to receive a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares.  As part of the amendment to the company’s certificate of incorporation effecting the reverse stock split, the number of authorized shares of Valhi’s common stock and preferred stock will be reduced to 50,000,000 and 500,000, respectively.  Additional information regarding the reverse stock split can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2020.

In addition to the objectives of the reverse stock split when approved by the company’s board in February 2020, which included a significant reduction in the company’s listing fees with the NYSE, the reverse stock split is expected to ensure that Valhi regains compliance with the NYSE share price listing rule, following the company’s receipt from the NYSE in late April 2020 of a notice of deficiency.

The company also announced today that its board of directors has declared a quarterly dividend of eight cents ($0.08) per share, on a post-reverse stock split basis, on its common stock, payable on June 25, 2020 to stockholders of record at the close of business on June 16, 2020.

Valhi also announced that at its annual stockholder meeting held today, in addition to approving the reverse stock split, its stockholders also:

•	elected each of Thomas E. Barry, Loretta J. Feehan, Robert D. Graham, Terri L. Herrington, W. Hayden McIlroy and Mary A. Tidlund as a director for a one year term; and

•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2020 annual stockholder meeting.
Valhi, Inc. is engaged in the titanium dioxide products, component products (security products and recreational marine components) and real estate management and development industries.

* * * * *